AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

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                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

               HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004

                                                                    May 19, 2003

Dear Hercules Employee Plan Participant:

         While we will also communicate with you through our letters to all Hercules shareholders, we are writing to you separately as Hercules employees and retirees, as well as owners, in order to address questions you may have regarding the Committee and its plans as they might impact the future of our Company and yourselves.

(1) Our four minority directors have been advocates of a pro-growth policy at Hercules. You should know that we opposed the sale of BetzDearborn because of the fact that attractive refinancing of the Company's debt was available at the time without the necessity of asset sales, and we believed that Dr. Joyce and the majority directors were selling a promising business at the worst possible time. While it is public knowledge that for much of the last three years the Company has sought to sell itself, in whole or in part, beginning shortly after taking their seats on the Board in June 2001, our minority directors have advocated "taking the for sale signs down" and focusing on the growth of our businesses.

         While as major Hercules shareholders we would always support a sale of the Company at an attractive price, we have long held the view that it was unlikely that the Company could be sold during this period of time at a price attractive to shareholders. As a result, we accurately predicted that the pursuit of "wild goose chases" by Joyce and his predecessor would needlessly divert management attention and focus - jeopardizing the morale of our employees, the value of our business franchises, and indeed the whole fabric of our Company.

(2) Although we have been largely supportive of management's cost cutting program, it is axiomatic that businesses cannot "cost cut their way to prosperity" and that successful turnaround strategies can never rely on cost reduction alone. Unfortunately, management's almost exclusive preoccupation has been on cost reduction. But dynamic leadership isn't just about cutting costs or staying afloat. Given the experience of members of our Committee in the specialty chemicals industry, we would place the very highest priority on avoiding the commodization of Hercules' businesses. In so doing, we would focus on new products, acquisitions, expanded field technical services, new alliances with other manufacturers to add complementary products, and a pricing strategy which emphasizes profitability rather than modest market share gains.

(3) We could not be more opposed to the outrageous compensation practices at the Company, pursuant to which a succession of failed CEOs and other senior executives are awarded multi-million dollar golden parachutes, bonuses, and severance packages. While Joyce will have been paid, should our nominees prevail in the proxy contest, more than $25 million for his two years on the job, many Hercules employees have at the same time been laid off, had their salaries frozen, or received skimpy increases. Moreover, under management's "pay for non-performance" philosophy, compensation appears to bear no relationship to individual, Company, or shareholder performance. Earlier this year, for example, Joyce was awarded a bonus of $1.9 million while other top executives received another $8 million -- following a year in which the Company registered a loss of almost $250 million (excluding a $360 million write-down of goodwill) and Hercules shareholders lost approximately $400 million in the market value of their investments in the 12 month period prior to the bonus awards.

         Just recently, at an April 17th Board meeting, the Board took the outrageous action to authorize a grant of 750,000 restricted shares of Hercules stock to 137 Company executives at a cost to the Company of $7-1/2 million -- which grant will fully vest in the event that the Committee's nominees are elected at this year's Annual Meeting! In addition to the 750,000 share grant, the Board's Compensation Committee proposed that Joyce be given a grant of 211,000-500,000 restricted shares (depending upon the price of Hercules stock at the time of the "change in control"). Assuming the Company's current stock price of $10.02 per share, as of the close of business on May 16, Joyce would receive 300,000 shares - at a cost to the Company of more than $3 million. Based upon a schedule where the amount of the grant increases with the price of Hercules stock, should the Hercules stock price, by way of illustration, exceed $12 per share at the time of a "change in control," Joyce would receive 500,000 shares -- worth more than $6 million.

         You should know that in discussions with the Compensation Committee prior to the Board meeting, Joyce had insisted on an even larger grant than the one the Committee proposed. Only after the objection of our minority directors and the acknowledgement by one of the majority directors that the proposed course of action would not "read well on the front page of The Wall Street Journal," did the Board decide to defer action on Joyce's grant until a Board meeting to be scheduled in the near future.

(4) On the subject of employee benefits, we, as well as the majority directors, have agreed that the Company's pension obligations to retirees and pension benefits for actives must be preserved and safeguarded. Where we disagree with the majority directors, however, is that we believe that the Hercules pension plans have been terribly mismanaged, resulting in last year's $570 million pension fiasco. As we outline in our Proxy Statement, we favor reducing the risk profile of the pension plan investments -- believing that this not only makes sound business sense, but that it will have the added affect of allaying the concerns of Hercules employees and retirees for the safety of their pensions.

         With respect to health and medical benefits, while all Hercules directors regret having had to make such a move because of its impact on our employees, both majority and minority directors have approved cost reductions in health and


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

         medical programs in keeping with what hundreds of other companies in corporate America have already done.

(5) In response to misconceptions regarding members of our Committee, which management has attempted to foster by innuendo, you should be aware of the following FACTS:

         Mr. Heyman (together with Mr. Kumar with respect to Dexter and Life Technologies) has been involved as a shareholder activist with respect to five public companies, helping to create more than $7 billion of increased wealth for ALL shareholders of those companies, as illustrated below:1

                                                                        Realized Value
                                     Time                                per Share for
                                    Period                 Initial        all Subject                   Stockholder
                          (initial purchase - value          Cost           Company       Percentage   Value Created
       Company                   realization)             Per Share     Shareholders2      Increase      (rounded)
----------------------- ------------------------------- --------------- ---------------- ------------- ---------------

GAF                               1981-1989                 $ 6.50          $53.00           715%      $ 1.6 billion

Union Carbide                     1984-1985                 $43.63          $85.00           95%       $ 2.9 billion

Borg-Warner                       1986-1987                 $29.15          $48.50           66%       $ 1.7 billion

Dexter                            1998-2000                 $25.18          $62.50           148%      $   .9 billion

Life Technologies                 1998-2000                 $35.80          $60.00           68%       $   .2 billion
                                                                                                       ---------------

                                                                     Total Shareholder Value Created:  $  7.3 billion
                                                                                                       ===============

         While these efforts have resulted in substantial profits for GAF and ISP, for which we trust we need make no apology, they have created far more wealth for other public shareholders of these five companies.
         Moreover, neither Mr. Heyman nor any of his companies or associates have ever taken "greenmail". In fact, Mr. Heyman has been a leader for more than 20 years in efforts to improve corporate governance practices in Corporate America and has consistently taken public positions strongly criticizing greenmail.

*        *        *       *        *        *        *        *       *        *

         We remain convinced that there are still substantial underlying values at Hercules and that the Company's two remaining, primary businesses, Aqualon and

----------
     1 There is, of course, no assurance that either the efforts of the Committee or Mr. Heyman will result in similar benefits for Hercules shareholders.

     2 GAF was acquired by Mr. Heyman and a management group in 1989 at $53 per share. Union Carbide implemented a recapitalization of its own in response to GAF's premium bid for the Company that resulted in a market value immediately thereafter of $85 per share. Borg Warner, Dexter and Life Technologies were acquired by third parties after GAF or ISP made premium offers for those companies.



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

the pulp and paper businesses, are not only extremely attractive but, under the right direction, have substantial potential for growth. Should the Committee's nominees be elected at the Annual Meeting this year, we will recruit an outstanding Chief Executive who will not only be committed to creating shareholder value but focused on the long-term health and growth of the Company's businesses.

         If you are as dissatisfied as we are with the disastrous performance of the Company and its stock price and are as concerned as we are about Hercules' future direction, we urge you to support our efforts on behalf of ALL Hercules shareholders.

         We estimate that approximately 7% of the Company's outstanding shares are owned by current Hercules employees and retirees. Your vote is all the more important because of the Company's director election Bylaw, which the majority directors claim requires an affirmative vote of a majority of ALL outstanding shares to unseat an incumbent director. This means in effect that a vote not cast is the equivalent of a vote for the Hercules nominees. Regardless of the number of shares you own, we urge, in your own best interest, that you support our shareholder nominees for election as Hercules directors.

         Please note that Hercules' employee plan participants can be assured of the confidentiality of their votes, as shares voted by plan participants will be counted by an independent, third party proxy tabulator on a strictly confidential basis. Furthermore, you should know that it is unlawful for Hercules or its management to discriminate against you in any way because of how you vote under an employee plan.

         Joyce and the Hercules Board have refused as of this date to set a record date for, and schedule, the annual meeting. we are therefore not currently in a position to solicit your proxy but intend to do so shortly. In the meantime, if you have any questions, please call Georgeson Shareholder Communications Inc., our proxy solicitation agent, toll-free, at 1-866-288-2190.

                                   Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT


/s/ Samuel J. Heyman    /s/ Harry Fields    /s/ Anthony T. Kronman    /s/ Sunil Kumar
--------------------    ----------------    ----------------------    ---------------
Samuel J. Heyman        Harry Fields        Anthony T. Kronman        Sunil Kumar


/s/ Gloria Schaffer     /s/ Vincent Tese    /s/ Raymond S. Troubh     /s/ Gerald Tsai, Jr.
-------------------     ----------------    ---------------------     --------------------
Gloria Schaffer          Vincent Tese         Raymond S. Troubh       Gerald Tsai, Jr.



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



                             ADDITIONAL INFORMATION

International Specialty Products Inc., Samuel J. Heyman, Raymond S. Troubh, Sunil Kumar, Gloria Schaffer, Harry Fields, Anthony T. Kronman, Vincent Tese and Gerald Tsai, Jr. and certain other persons may be deemed participants in the solicitation of proxies from the shareholders of Hercules Incorporated
("Hercules") in connection with Hercules' 2003 Annual Meeting of Shareholders Information concerning such participants is available in the Hercules Shareholders' Committee for New Management's (the "Committee") revised preliminary proxy statement on Schedule 14A (the "Preliminary Proxy Statement") filed by the Committee with the Securities and Exchange Commission (the "SEC") on May 15, 2003.

SHAREHOLDERS OF HERCULES ARE ADVISED TO READ THE COMMITTEE'S DEFINITIVE PROXY STATEMENT (THE "DEFINITIVE PROXY STATEMENT") IN CONNECTION WITH THE COMMITTEE'S SOLICITATION OF PROXIES FROM HERCULES SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders of Hercules and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and any other documents filed by the Committee with the SEC, at the SEC's Internet website at www.sec.gov. The Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and these other documents may also be obtained free of charge by contacting Georgeson Shareholder Communications Inc., the firm assisting the Committee in the solicitation of proxies, toll-free at 1-866-288-2190.